Exhibit 10.4

EXECUTION COPY

January 14, 2007

Sunrise Senior Living, Inc.

7902 Westpark Drive

McLean, Virginia 22102

Attn: Mr. Thomas B. Newell

Re:	Agreements between Sunrise Senior Living, Inc. (“Sunrise”) and Sunrise
Senior Living Real Estate Investment Trust (the “REIT”)

Dear Tom:

In connection with our contemplated acquisition of the assets of the REIT, this letter will serve to memorialize our agreement with regard to the following matters:

1. Consent to Transactions. To the extent required under the existing agreements (including any ancillary or supplemental documents thereto) between the REIT and Sunrise and their respective affiliates (the “Existing Agreements”), all of which Existing Agreements (to the knowledge of Sunrise and Ventas) are listed on Annex A hereto, Sunrise consents to (and waives any preemptive rights or rights of first refusal under the Existing Agreements in respect of) Ventas’ acquisition of the REIT’s wholly-owned subsidiaries and assets (the “Acquisition”) pursuant to an Acquisition Agreement of even date herewith which contemplates the general structure described below.

2. Structure of Acquisition. To effect the Acquisition, Ventas will form a new subsidiary holding company (“HoldCo”) to hold one or more indirect Ventas subsidiaries which will acquire certain subsidiaries and assets of the REIT (including, without limitation, Sunrise REIT Canadian Holdings, Inc. and two subsidiaries that own the interests in the Canadian properties). The REIT and its remaining (i.e., unacquired) subsidiaries will then be liquidated or otherwise reorganized, and ownership of the non-Canadian assets acquired by HoldCo will be migrated out of Canada. For purposes of the Existing Agreements, after the closing under the Acquisition Agreement (the “Closing”), the appropriate subsidiaries of Holdco will be the successors to the REIT and its subsidiaries (and all references to the REIT in the Existing Agreements shall be deemed to refer to such subsidiaries of Holdco), and except as provided herein, all of the Existing Agreements will continue to apply as between Sunrise (and its subsidiaries) and the applicable direct and indirect subsidiaries of Holdco (as applicable under the Existing Agreements). Each of the appropriate direct and indirect subsidiaries of HoldCo (as necessary and applicable) will (x) expressly assume the obligations of the REIT and its direct and indirect subsidiaries under each of the Existing Agreements to which it is a deemed successor but to which it is not a party; provided that obligations will not be assumed by entities that will have an interest in SZR US Investments, Inc. after closing, and (y) execute any agreements with or in favor of third parties (e.g., non-recourse carve out guarantees, operating deficit guarantees to lenders, etc.) in replacement for such agreements previously made by the REIT or any of its direct and indirect subsidiaries that are terminated in connection with the Closing, with the intent and effect of clauses (x) and (y) being to replicate the existing structure to the extent possible (and without violating Ventas’s bonds) and not to improve or worsen either party’s position (from a credit perspective or otherwise) relative to the positions under the

Existing Agreements. After the Closing, none of the obligations of the REIT or its affiliates under the Existing Agreements will be binding on Ventas or any Ventas affiliate other than the direct and indirect subsidiaries of Holdco. Ventas may modify the structure of the transaction, but any such modification will not change the substance of the relationship between Ventas and Sunrise intended by this paragraph.

3. Existing Agreement Modifications and Terminations. The Strategic Alliance Agreement, dated December 23, 2004, will be and is hereby terminated upon the Closing, provided that certain provisions of that agreement as set forth in this letter will be incorporated by the parties into other definitive documentation to be entered into upon the Closing. The Trademark Agreement, dated December 23, 2004, will be and is hereby terminated upon the Closing. The Existing Agreements’ requirements with regard to the REIT or its affiliates being domiciled in Canada, being traded on a Canadian stock exchange or otherwise being linked to Canada will cease to apply upon the Closing. Between the signing of the Acquisition Agreement and the Closing, the Existing Agreements will not be amended without Ventas’ consent, which will not be unreasonably withheld. Ventas shall be permitted to use the Sunrise name in the ordinary course (in its public filings, reports, etc.) in describing its Sunrise properties and its relationship with Sunrise. References in the Existing Agreements to Canadian dollars, Canadian business days, Canadian GAAP and other Canadian matters will be changed to their US equivalents as appropriate to reflect the migration of the REIT out of Canada and into the US, except with regard to the Canadian properties where Canadian concepts will continue to apply as appropriate.

4. Right to Appoint Trustees/Other. Upon the Closing, Sunrise will and does hereby waive the right to appoint trustees or directors to the board of the REIT or any successor to the REIT, and Sunrise will have no further right to appoint board members to the board of Ventas or any affiliates of Ventas, except that Sunrise will retain the right to seats on the boards of the existing joint ventures (the “JVs”) with the REIT or any successor to the REIT in accordance with the terms of the applicable JV agreements. Sunrise and Ventas agree to delete the sentence in Section 6.1 of each of the JV agreements that states that the termination of the Strategic Alliance Agreement would terminate the Sunrise Member’s right to appoint an member of the Board of Managers of such JV. Effective upon and from and after the Closing, Operating Policies (d) and (e) set forth in Schedule 6.1 or Schedule C (as applicable) to the JV agreements (relating to consolidated credit requirements and restrictions for the REIT and the JVs) will apply only so as to restrict increased leverage at the JV entities themselves and their direct and indirect subsidiaries, and such provisions will not restrict Ventas’ member in the JV entity or any direct or indirect parent thereof (including, without limitation, HoldCo or the direct HoldCo subsidiary level) from incurring indebtedness of any kind or amount so long as payment of the debt service on such indebtedness does not reduce Sunrise’s income from the JVs. In no event shall such Operating Policies or any other restrictions or policies apply to Ventas itself or to any affiliate of Ventas that is not HoldCo or a direct or indirect subsidiary of HoldCo. Sunrise hereby confirms that the preferred distributions to Sunrise relating to the waiver of certain debt restrictions in connection with the Bank of America credit facility will terminate to the extent of such preference upon repayment of such facility.

5. Right to Manage. After the termination of the Strategic Alliance Agreement at the Closing, none of Ventas, HoldCo or any other affiliate of Ventas will be required to offer Sunrise or any affiliate of Sunrise the management of any assets not then managed by Sunrise. Similarly, HoldCo, Ventas and their respective affiliates will be permitted to manage, own, acquire or develop assets without regard to the non-competition provisions contained in the Existing Agreements and such non-competition provisions will cease to apply. Sunrise and its affiliates will be permitted to manage, own, acquire or develop assets without regard to the non-competition provisions contained in the Existing Agreements and such non-competition provisions will cease to apply, except that Sunrise will be required to give Ventas the right of first offer (“ROFO”) with respect to any senior living property (the “Offered Property”) that Sunrise intends to develop within the non-compete radius determined in accordance with Section 9.1 of the Strategic Alliance Agreement surrounding any of the REIT communities acquired by Ventas pursuant to the Acquisition Agreement (regardless of the occupancy level at such communities and without cessation if certain occupancy levels are reached). The right of first offer will be made on Sunrise’s then-current forms generally utilized for all Sunrise owners (with the mechanics of the ROFO to be consistent with the mechanics of the ROFO for the Canadian properties set forth in the Strategic Alliance Agreement, as modified by mutual agreement prior to Closing to reflect the different circumstances) at Sunrise’s then-prevailing rates for development and management services, and may involve 100% ownership by Ventas or joint venture ownership with Sunrise. If Ventas elects not to acquire the Offered Property, Sunrise will be entitled to sell the Offered Property to anyone it chooses, provided that Sunrise will re-offer the Offered Property to Ventas if Sunrise proposes to sell the Offered Property to a third party on terms materially (5% or more) less advantageous to Sunrise than those contained in the original offer to Ventas. The above relates to the ROFO that will apply in the US; the ROFO with regard to Canadian properties will remain as set forth in the Strategic Alliance Agreement, as modified pursuant to paragraph 11 below.

6. REIT Compliance. At any time and from time to time, Sunrise will cooperate with Ventas to effectuate structural changes in the arrangements between Sunrise and Ventas that address Ventas’ U.S. REIT tax concerns, provided that Sunrise will not be required to take any action under this paragraph if such action (A) would have an adverse impact on the aggregate amount of, or the manner in which Sunrise would be required to account for, Sunrise’s Management Fees (as defined in the Management Agreement) or distributions from the JVs unless Ventas agrees to bear the cost of such impact, or (B) would cause Sunrise (acting reasonably) to have to change their accounting policies with respect to the JVs in a manner that is detrimental to Sunrise (unless Ventas agrees to bear the cost of such adverse change) or to have to consolidate the JVs’ financial statements with Surnrise’s consolidated financial statements. For example, if requested by Ventas, Sunrise will cooperate with Ventas to modify the Existing Agreements in order for Ventas to comply with the requirements of the IRS Tax Code of 1986, as amended (the “Code”) applicable to a REIT and a taxable REIT subsidiary, as applicable, including without limitation to accommodate (x) Ventas leasing one or more of the properties acquired from the REIT to a third party lessee (reasonably acceptable to Sunrise in terms of its ability to obtain any required regulatory license) who would be the counterparty to the existing management agreements (as modified hereby) with Sunrise and (y) Ventas subsequently unwinding such third party leases and directly or indirectly entering into the management agreements with Sunrise on the same terms as the existing management agreements (as modified hereby). In the case of (x) above, Ventas or an appropriate subsidiary would also agree to replace any lessee whose conduct would permit Sunrise to terminate the management agreement for the leased facility or whose tenancy is otherwise terminated by lessee or Ventas, so that the manager’s rights under the management agreement would be unaffected by the existence of the lease structure. Also in the case of (x) above, Ventas or an appropriate subsidiary would guarantee the obligations of the lessee under the management agreement to the maximum extent consistent with Ventas’ REIT status in Ventas’s reasonable opinion. Furthermore, Ventas agrees to make Sunrise whole for (i) any third party costs incurred by Sunrise or the facilities, and (ii) any one time or recurring charges assessed against Sunrise, the JVs or the facilities (e.g., real property transfer tax), in either case in connection with the implementation or unwinding of any structural changes made to accommodate Ventas’s US REIT tax concerns. Without limiting the generality of the foregoing, (A) Sunrise will advise Ventas as promptly as practicable (but in any event prior to doing so) if Sunrise enters into an agreement to acquire or be acquired or is acquired (in each case by any form of Transfer, as defined in the JV Agreements) by any tenant of Ventas named in Annex B hereto (as Annex B may be supplemented by Ventas from time to time by written notice to Sunrise); (B) Sunrise will reasonably cooperate and provide Ventas such other information with regard to Sunrise-managed properties owned in whole or in part by Ventas or related matters as Ventas may reasonably request from time to time in connection with the verification or protection of its REIT qualification; (C) Sunrise will use its reasonable best efforts to qualify and maintain qualification as an “eligible independent contractor” for REIT purposes, and (D) if requested by Ventas, Sunrise will cooperate reasonably with Ventas and will exercise reasonable efforts to try to find solutions or “workarounds” to any issues that any of the foregoing matters disclosed to Ventas or any other matters might create in respect of Ventas’ REIT qualification.

7. Transfers. Ventas agrees that the underlying management agreements and/or JV agreements will be amended to reflect that REIT properties and Ventas’ interest in the JV’s may only be transferred to entities that are a “Qualified Transferee”. Ventas will accept the economic terms of all management agreements and venture documentation “as is” other than as discussed in this letter. The term “Qualified Transferee” means a real estate investment trust, a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, real estate investor, mutual fund, United States government entity or plan, investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended or other investor which has total assets (in name or under management) in excess of Twenty Five Million Dollars (US$25,000,000), or any subsidiary or entity sponsored or controlled by any of any of the foregoing, that (i) is not an individual, entity, managing partner or managing member in any entity that manages at least 20 retirement communities that are competitive properties with Sunrise’s communities (without regard to whether the retirement communities actually compete with any of Sunrise’s communities), (ii) is not an entity, or a majority investor in any entity, listed as one of the top 20 largest managers on the then most recent “50 Largest Seniors Housing Managers” list maintained by the American Seniors Housing Association, (iii) has not been, and is not directly affiliated with any one or more persons who have been, convicted of a felony involving turpitude in any state or federal court, and (iv) is not an “enemy” or supporter of an “enemy” of the United States (as described in such Section 8.1(e) of the JV agreements); provided, however, that the following shall qualify as Qualified Transferees notwithstanding any provision to the contrary above : (1) any direct or indirect owner of a Sunrise community or an interest in a joint venture with Sunrise in a Sunrise community (with regard to whom Sunrise has not declared a default under existing contractual arrangements), and (2) any “financial buyer or investor” that meets the above $25 million asset test and is only a passive investor in retirement communities; and provided further that the foregoing provisions will be applied reasonably and in good faith. This will confirm that, under the Existing Agreements (as amended hereby): (1) there will be no prohibition on Sunrise or Ventas entering into change of control transactions, business combinations, sales of substantially all assets or similar transactions, and any such transactions will not affect the parties’ rights or obligations under the Existing Agreements, and (2) Holdco will be permitted to Transfer its direct or indirect interests in the JVs to Qualified Transferees (including transferring its interest to a joint venture with a Qualified Transferees) without Sunrise’s consent (but subject to the “tag along” rights set forth in the JV agreements, to the extent applicable, and the final sentence of Section 8.1(a) of the JV agreements).

8. Employees. Provided there is no resulting incremental cost to Sunrise or the REIT facilities or that Ventas agrees to reimburse Sunrise or the REIT facilities for any such incremental cost, after the Closing, Sunrise and Ventas will provide for and will cause the REIT’s current non-management employees in Canada to be employed from and after Closing (so that upon Closing such persons will not be employed by the REIT) by an entity or entities unrelated to Ventas and will reasonably cooperate to develop a structure whereby (A) the adverse tax impact to the parties and the properties from such structural change will be minimized, and (B) the current economics under the Canadian management agreements will not be changed.

9. Expected ANOI. The parties acknowledge and agree that (i) Expected ANOI in 2008 for the REIT’s facilities that are part of the Arcapita portfolio will not be less than US$48 million, and (ii) the management fee under the management agreements for the REIT’s facilities that are part of the Arcapita portfolio in 2007 will be 6%.

10. Financial Reports. Sunrise acknowledges that financial reports and other information from Sunrise must be included in Ventas’s public disclosure documents in order for Ventas to comply with its reporting and certification obligations as a NYSE public company and REIT. Sunrise and Ventas will memorialize and implement, and Sunrise will comply with and perform from and after the Closing, customary reporting requirements, procedures, systems and arrangements that will enable Ventas to accurately and timely comply with its reporting and certification obligations under all laws, rules and regulations applicable to Ventas as a publicly traded real estate investment trust, and will implement a system to allow Ventas to do control testing for SOX certification purposes. To facilitate the foregoing, (i) Sunrise’s financial reports to be provided to Ventas will be provided no later than the 20th day of each calendar month; (ii) Ventas will have the right to audit (and will be provided electronic access to) the books and records of the REIT properties at each property, and corporate headquarters (as applicable); (iii) Sunrise will maintain consistent and SOX- compliant accounting controls, procedures and systems at all Ventas properties; and (iv) if Ventas so requests, and Ventas’s cost and expense, Sunrise will timely provide for Sunrise’s auditors to provide Ventas with SAS 70 reports.

11. Pipeline. Ventas will have a right of first offer to acquire properties developed by Sunrise or its affiliates anywhere in Canada on the terms set forth in the Strategic Alliance Agreement except that Sunrise and Ventas will negotiate in good faith to restructure the existing mezzanine loan program and related puts and calls and Sunrise guaranty obligations in a manner satisfactory to both companies. Until such restructuring, the existing provisions will stay in place. Sunrise confirms that (i) Holdco or its affiliates will succeed to the REIT’s rights under the Existing Agreements to purchase the Staten Island and Sandy, Utah properties at the prices stated in the Fixed Price Acquisition Agreements for such properties, provided that the Staten Island price may be increased, as agreed to by the parties, by $750,000, and (ii) the right to purchase the Purchased Interest (as defined in the applicable Existing Agreement) in such properties has been duly exercised by affiliates of the REIT. Ventas agrees (a) to accept the Staten Island property without set-off or escrow of purchase price or other imposition of costs on Sunrise for or with respect to the alleged deficiencies set forth on Annex C hereto (currently estimated by the REIT to cost $300,000 to remedy), and (b) that the temporary certificate of occupancy that has been issued for the Staten Island property will satisfy the certificate of occupancy closing condition in the Fixed Price Acquisition Agreement for that property. Sunrise hereby confirms that the REIT’s rights of first offer in respect of communities in Monterey CA, Gilbert AZ, Burlingame CA, Dollard des Ormeaux, QU and Torrence CA will continue to apply and inure to the benefit of HoldCo after the Closing in accordance with the terms of the March 23, 2006 letter agreement (the “Letter Agreement”) between Sunrise and the REIT in connection therewith. Ventas hereby acknowledges that the Fullerton, CA and Braintree, MA properties were offered to the REIT in accordance with the Letter Agreement, but that development terms and conditions could not be agreed upon between Sunrise and the REIT with respect to Fullerton, CA and Braintree, MA and therefore those properties have been sold to a third party. Sunrise and Ventas agree that the specific provisions of the Letter Agreement that purport to express Sunrise’s intention to use commercially reasonable efforts to show various development properties to the REIT in 2007 and 2008 will be of no further force or effect, and are hereby terminated, upon the Closing.

Sunrise and Ventas will each take such further acts and execute such further documents as shall be reasonably required in order to fully perform and carry out the terms and intent of this letter. Without limiting the generality of the foregoing, the parties agree to negotiate reasonably and in good faith (with time being of the essence) detailed amendments to the Existing Agreements and to any agreements that effectuate the terms hereof and address in greater detail the matters set forth or contemplated herein; provided, however, that this letter agreement shall be binding and enforceable whether or not any such amendments are entered into and shall be assigned at Closing by Ventas, Inc. and Sunrise Senior Living, Inc. (to the extent that Sunrise Senior Living, Inc. is not itself already contractually bound) to appropriate direct or indirect subsidiaries of HoldCo and Sunrise (if applicable) upon the Closing and shall be binding and enforceable upon such subsidiaries and will take effect automatically upon the Closing. This letter agreement will automatically terminate and be of no further force or effect upon the termination of the Acquisition Agreement. This letter agreement is governed by New York law and will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This letter may not be assigned by either party without the prior written consent of the other party, except as otherwise provided above.

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If the above is acceptable to Sunrise, please confirm by signing this letter below.

Sincerely,

VENTAS, INC.

By:	/s/ Debra A, Cafaro
Name:	Debra A. Cafaro
Title:	Chairman of the Board, Chief Executive Officer and President

Accepted and agreed this 14th day of January, 2007.

SUNRISE SENIOR LIVING, INC.

By:	/s/ Thomas B. Newell
Name:	Thomas B. Newell
Title:	President

ANNEX A

EXISTING AGREEMENTS

1.	Strategic Alliance Agreement, dated as of December 23, 2004, between the REIT and Sunrise.

2.	Master Agreement, dated as of December 23, 2004, by and among Sunrise Senior Living Management, Inc. (“SSLM”), Sunrise North Senior Living Ltd. (“North”), Sunrise REIT Trust (“Sub Trust”), Sunrise Canadian UPREIT, LP (“Canadian LP”), Sunrise of Aurora, LP (“Aurora LP”), Sunrise US UPREIT, LLC (“UPREIT”), Sunrise REIT US Holdings, Inc. (“US Holdings”) and Sunrise Senior Living Investments, Inc. (“SSLI”).

3.	Management Agreements (and any related side letters or acknowledgements) for 74 properties wholly or partially owned (directly or indirectly) by the REIT, between Sunrise, on one hand, and the applicable property-owning entity, on the other hand.

4.	Trademark License Agreement, dated as of December 23, 2004, between Sunrise and REIT.

5.	Contribution Agreement, dated December 23, 2004, by and among SSLI, UPREIT and Sunrise.

6.	Income Support Agreement, dated as of December 23, 2004, by and among North, Canadian LP and Sunrise.

7.	Purchase and Sale Agreement, dated as of December 23, 2004, by and between SSLI and UPREIT.

8.	Transaction Agreement, dated as of December 23, 2004, between Sunrise, Sunrise of Burlington Limited, Sunrise Operations Canada Inc. and Canadian LP.

9.	Purchase and Sale Agreement, dated as of December 23, 2004, by and between Sunrise, North and Sub Trust.

10.	Purchase and Sale Agreement, dated as of June 3, 2005, by and among AEW Senior Housing Company, LLC, SSLI and US Investments.

11.	Purchase Agreement, dated as of December 29, 2005, between SSLI, Sunrise of Vancouver Limited, S.A.L. Operations Vancouver Inc. and Canadian LP.

12.	Purchase and Sale Agreement, dated as of July 24, 2006, by and among US Assisted Living Facilities, Inc., US Assisted Living Facilities II, Inc., SSLI and US Investments.

13.	Purchase and Sale Agreement, dated as of December 10, 2004, between Sunrise of Lynn Valley Limited, Sunrise of Beacon Hill Limited, Sunrise of Mississauga Limited, Sunrise of Markham Limited, Sunrise of Windsor Limited, Sunrise of Richmond Hill Limited, Sunrise of Oakville Limited, S.A.L. Operations B.H. Inc., S.A.L. Operations (Canada) Inc., S.A.L. Operations B.N.S. Inc. and Manager.

14.	Second Amended and Restated Limited Liability Company Agreement of Sunrise First Assisted Living Holdings, LLC, dated as of September 13, 2006, by and between SSLI and SZR US Investments, Inc. (“US Investments”).

15.	Third Amended and Restated Limited Liability Company Agreement of Sunrise Second Assisted Living Holdings, LLC, dated as of September 13, 2006, by and between SSLI and US Investments.

16.	Second Amended and Restated Limited Liability Company Agreement of AL One Investments, LLC, dated as of August 9, 2005, by and between SSLI and US Investments.

17.	Second Amended and Restated Limited Liability Company Agreement of AL One PA Investments, LLC, dated as of August 9, 2005, by and between SSLI and US Investments.

18.	Limited Liability Company Agreement of UPREIT, dated as of December 23, 2004, by and between SSLI and US Holdings.

19.	Aurora LP Limited Partnership Agreement, dated as of December 23, 2004, between Sunrise of Aurora GP Inc. (“Aurora GP”), Sub Trust and North.

20.	Articles of Incorporation of Aurora GP, dated December 8, 2004, between Sub Trust and North.

21.	Articles of Incorporation of Erin Mills GP Inc. (“Erin Mills GP”), dated December 8, 2004, between Canadian LP and North.

22.	Sunrise of Erin Mills, LP Amended and Restated Limited Partnership Agreement, dated as of June 17, 2005, among Erin Mills GP, Canadian LP and North.

23.	First Amended and Restated Mezzanine Loan Agreement, dated as of February 22, 2005, between US Holdings, Sunrise Staten Island SL, L.L.C. and Sunrise.

24.	Mezzanine Loan Agreement, dated as of June 21, 2005, between SZR US Finance, Inc., Sunrise Scottsdale Senior Living, LLC and Sunrise.

25.	Mezzanine Loan Agreement, dated as of September 26, 2005, US Investments, Sunrise Sandy Senior Living, LLC and Sunrise.

26.	Mezzanine Loan Agreement, dated as of November 22, 2005, US Investments, Sunrise Rocklin Senior Living, LLC and Sunrise.

27.	Loan Agreement, dated as of October 25, 2005, Canadian LP, Sunrise of North York, LP and Sunrise.

28.	Fixed Price Acquisition Agreement, dated as of June 21, 2005, between Sunrise, SSLI and US Investments.

29.	First Amended and Restated Fixed Price Acquisition Agreement, dated as of February 22, 2005, between Sunrise, SSLI and US Holdings.

30.	Fixed Price Acquisition Agreement, dated as of December 23, 2004, between Sunrise, North and Sub Trust.

31.	Fixed Price Acquisition Agreement, dated as of September 26, 2005, between Sunrise, SSLI and US Investments.

32.	Fixed Price Acquisition Agreement, dated as of November 22, 2005, between Sunrise, SSLI and US Investments

33.	Fixed Price Acquisition Agreement, dated as of October 25, 2005, between Sunrise, North and Canadian LP.

34.	Memorandum of Understanding Regarding Future Development Projects, dated March 23, 2006, between Sunrise and the REIT.

ANNEX B

VENTAS TENANTS

1.	Associated Healthcare Systems, Inc.

2.	Benchmark Assisted Living LLC

3.	Beverly Enterprises, Inc.

4.	Brookdale Senior Living, Inc.

5.	Capital Senior Living Corp.

6.	CaraVita Senior Care Management, Inc.

7.	CommuniCare Health Services

8.	Genesis Healthcare Corp.

9.	Harborside Healthcare Corporation

10.	Fillmore Strategic Investors, LLC

11.	Kindred Healthcare, Inc.

12.	Prime Care Properties, LLC

13.	ResCare, Inc.

14.	Senior Care, Inc.

15.	Summerville Senior Living, Inc.

16.	Sun Healthcare Group, Inc.

17.	Trans Healthcare, Inc.

ANNEX C

1.	Structural encroachments as follow: (i) a retaining wall may encroach into a public right of way, and (ii) a storm water management system may encroach onto neighboring private property.

2.	A green substance (potentially moss) may be present on the retaining wall that could be the result of poor drainage.

3.	The exterior of the building may not comport with the artist’s rendering that may have been included with the development documentation.

4.	The bathtique on the reminiscence floor does not have a bath tub.

5.	None of the hallways have wallpaper.

6.	The “Denver Suites” do not have windows into the community hallway.

7.	The model suites and other Martha Child furniture (and accessories) may be limited relative to other Sunrise mansions.